          THIS AGREEMENT made as of this 17th day of November, 1995.


B E T W E E N :


          NICHOLAS PLESSAS, IN TRUST ("NP")


                             - and -


          LA-NUR INC., a company incorporated under the laws of the Province of Ontario ("LA-NUR")


     WHEREAS LA-NUR has developed and owns various methods of technical know-how relating to the manufacture and use of a facial muscle stimulator (the "Product");

     AND WHEREAS LA-NUR is, or will be, the registered owner of the trademark "NOVATONE", registration number 644502 (the "Mark");

     AND WHEREAS NP is desirous of obtaining from LA-NUR a licence to use the Methods and Technical Know-how (as hereinafter defined) and right to manufacture the Product, subject to the approvals set forth in this Agreement, and the right to distribute the Product in the Territory (as hereinafter defined) whether under the Mark or not;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants contained herein, the sum of One Dollar ($1.00) paid by each party hereto to the other party hereto and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), it is agreed as follows:

1. Definitions. For the purposes of this Agreement, the following definitions shall apply:

     (a) "Mark" means the registered trademark "NOVATONE", registration number 644502, now owned by Rivqa Resnick and Lazer Resnick, a partnership;

     (b) "Methods and Technical Know-how" means all information, knowledge and experience of a technical and commercial nature, including trade secrets, specifications, methods, applications, criteria, qualities, requirements and all other information in connection with the Product and any other information and data relating to techniques for, methods of or practices in the manufacture, use and sale of the Product;

     (c) "Product" means the facial muscle stimulator manufactured under Methods and Technical Know-how possessed by LA-NUR; and

     (d)  "Territory" means the world.

2. Methods and Technical Know-How. Subject to the terms and conditions set out in this Agreement, LA-NUR covenants and agrees to provide NP with the Methods and Technical Know-how necessary to enable NP to have the Product manufactured. With the exception of Samsung Electronics Co., Ltd. ("Samsung"), NP shall not permit the manufacture of the Product by any other manufacturer, without the express written consent of LA-NUR, such consent not to be unreasonably withheld.

3.   Grant of Licence.

     (a) In accordance with the terms and conditions of this Agreement, and effective from the date hereof and during the term stipulated herein, LA-NUR hereby grants to NP:

          (i) the exclusive right and licence to use the Methods and Technical Know-how to manufacture, package, market, promote, distribute, offer for sale and sell the Product in the Territory; and

          (ii) subject to subsection 4(a) below, the exclusive right and licence to use the Mark in relation to the Product manufactured, packaged, marketed, promoted, distributed, offered for sale or sold by NP in the Territory and, except in connection with Product manufactured by Samsung, conforming to the standards of quality of the Product prototype as approved by LA-NUR.

     (b) The authority to use the Mark shall continue until this Agreement shall be terminated and shall extend only to the manufacturing, packaging, marketing, promoting, distributing, offering for sale and selling of the Product.

     (c) NP acknowledges and agrees that all rights, title and interest in and to the Mark, including all intellectual property rights therein, are, or will be, vested in and shall remain vested in LA-NUR. Nothing in this Agreement shall be construed as transferring ownership of any rights of LA-NUR in the Mark.

     (d) For greater certainty, nothing in this Agreement shall be construed so as to prevent NP from manufacturing, packaging, marketing, promoting, distributing, offering for sale and selling the Product in the Territory under a tradename or trademark other than the Mark.

4.   Covenants in Respect of the Mark.

     (a) LA-NUR agrees to forthwith obtain from Rivqa Resnick and Lazer Resnick, a partnership, all of such partnership's right, title and interest in and to the Mark in order so that LA-NUR can comply with subsection 3(a)(ii) above. Upon the completion of such transfer, LA-NUR agrees to forthwith provide copies of documentation evidencing same to NP.

     (b) LA-NUR agrees to maintain the good standing of the Mark at all times during the term of this Agreement and any renewal term thereof.

     (c) NP acknowledges that LA-NUR is not, as of the date hereof, the registered owner of the Mark.

5. Covenant in Respect of Minimum Purchase. NP agrees to place a purchase order with the manufacturer of the Product for no less than 1,500 units of the Product within ninety (90) days from the date hereof.

6.   Term.

     (a)  The term of this Agreement shall for a period of three
          (3) years from the date hereof (the "Initial Term").

     (b) NP shall have the right to renew this Agreement for a further period of three (3) years commencing from the expiry of the Initial Term (the "Second Term"). This renewal to be effective automatically upon the expiry of the Initial Term, unless NP provides 30 days' prior written notice to LA-NUR of its intention not to seek automatic renewal.

7.   Termination by LA-NUR.

     (a) LA-NUR shall have the right to terminate this Agreement upon the happening of any of the following events:

          i. if NP fails to pay any amount due and payable under this Agreement, including the minimum annual payments set out in subsection 10(b) below, and such default shall continue for a period of 30 days after written notice thereof has been given to NP; or

          ii. if NP breaches any material terms or conditions of this Agreement and such breach continues for a period of 30 days after written notice thereof has been given to NP; or

          iii. if NP ceases to carry on business, takes any action to liquidate its assets, makes a general assignment for the benefit of its creditors or institutes any proceedings under any statute relating to insolvency or bankruptcy.

     (b) If this Agreement is terminated by LA-NUR as aforesaid, NP agrees to notify such customers of the Product of the termination as LA-NUR requests in writing.

8. Termination by NP. NP shall have the right to terminate this Agreement and his obligations hereunder (including the royalty payments set out in Section 10 below) upon 30 days' written notice to LA-NUR at any time on or after January 1, 1997. In the event that NP terminates this Agreement pursuant to this
     Section 8, NP shall be obligated to comply with the terms of
     Section 10 with respect to any royalties owing at the time of such termination except for the minimum annual payment set out in subsection 10(b) thereof for the calendar year when such termination occurs.

9. Effect of Termination. Notwithstanding anything herein contained, upon the expiration, or termination of this Agreement for any reason whatsoever, NP shall be at liberty to sell its merchantable inventory during the six (6) months next following the date of expiration or termination of this Agreement under the Mark, subject to the payment by NP of the royalty pursuant to subsection 10(a).

10.  Royalties.

     (a) For the Initial Term, NP shall pay to LA-NUR a royalty in the amount of $4.00 for each unit of the Product sold by or on behalf of NP in the Territory and such royalty shall become due and payable fourteen (14) days after receipt by NP of funds derived from sales of such Product.

     (b) For the calendar years 1996, 1997 and 1998 only, NP shall pay to LA-NUR the greater of (i) the royalty amount set out in subsection 10(a) above or (ii) the minimum annual payment set out below on or before December 31 of each respective year:

               Calendar Year            Minimum Payment

               1996                     $100,000
               1997                     $200,000
               1998                     $200,000

     (c) For the Second Term, if applicable, the parties agree to renegotiate in good faith the royalty amount set out in subsection 10(a) above but in no event shall the royalty be greater than $4.00 for each unit of the Product sold. If the parties cannot mutually agree upon a royalty amount at that time, the royalty shall be deemed to be $4.00 for each unit of Product sold.

     (d) All payments of royalties by NP to LA-NUR shall be accompanied by a statement of NP showing details of funds derived from sales of the Product during the period to which the royalty payments apply.

11. Participation in Rebates, Etc. In the event that any volume discounts, rebate fees or discount bonuses (whether by way of cash, kind or credit) are received by NP from any manufacturer or supplier designated by NP, whether or not on account of purchases made (i) by NP for its own account or for the account of LA-NUR or (ii) by NP directly for its own account, LA-NUR shall be entitled to receive from NP one-half of such volume discount, rebate fee or discount bonus.

12.  Access to Certain Documents and Audits.

     (a) LA-NUR shall have the right, upon two weeks prior written notice to NP, to review sales records and related documents of NP to verify the due and proper payment of the royalty referred to in Section 10 hereof.

     (b)  During the term of this Agreement and for a period of one
          (1) year thereafter, NP shall keep sufficiently detailed records of the Product sold by NP to permit verification of the reports and payments made or to be made to LA-NUR pursuant to subsection 10(d) hereof.

     (c) If LA-NUR elects to have an auditor conduct an audit on the sales records and related documents of NP in respect of sales of the Product

          i. and a deficiency of less than or equal to five per cent (5%) is not found from the statements furnished pursuant to subsection 10(d) hereof, the cost of such audit shall be borne by LA-NUR;

          ii. and a deficiency of greater than five per cent (5%) is found from the statements furnished pursuant to subsection 10(d) hereof, the cost of such audit shall be borne by NP.

13. Consulting. Other than providing Methods and Technical Know-how as contemplated hereunder, LA-NUR agrees to cause Rivqa
     Resnick to provide consulting services in connection with the

     Product to NP for a fee of $50.00 per hour plus all expenses related thereto upon reasonable request by NP at any time and from time to time. This fee is to be paid by NP within fourteen (14) days of receipt of an invoice from LA-NUR or Rivqa Resnick for such services rendered to NP.

14. Representations and Warranties of LA-NUR. LA-NUR represents, warrants and covenants to NP, and acknowledges that NP is relying on such representations, warranties and covenants, the following:

     (a) LA-NUR is a corporation duly incorporated and validly subsisting in all respects under the laws of the Province of Ontario. There are no proceedings in progress, pending or, to the best of the knowledge of LA-NUR, threatened, which could result in the revocation, cancellation or suspension of any licenses, registrations or qualifications of LA-NUR;

     (b) LA-NUR has good right, full corporate power and authority to enter into this Agreement and to grant the rights to NP in the manner contemplated herein and to perform all of its obligations under this Agreement. LA-NUR and its board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and the granting of the rights to NP hereunder;

     (c) this Agreement is a legal, valid and binding obligation of LA-NUR enforceable against it in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

     (d) the execution, delivery and performance of this Agreement by LA-NUR, and the completion of the transactions contemplated hereby, will not constitute or result in a violation, breach or default under any term or provision of any of the articles, by-laws or other constating documents of LA-NUR or any material contract to which LA-NUR is a party;

     (e) no person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from LA-NUR of any of the rights granted to NP hereunder or any rights or interest therein;

     (f) LA-NUR is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by LA-NUR in connection with the execution, delivery or performance by LA-NUR of this Agreement or the completion of any of the transactions contemplated hereby;

     (g) there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of LA-NUR) pending or, to the best of the knowledge of LA-NUR, threatened, by or against or affecting LA-NUR which relate to the rights given to NP hereunder, at law or in equity, or before or by any court or any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign;

     (h) Rivqa Resnick and Lazer Resnick, a partnership, has good and valid title to the Mark, free and clear of any and all encumbrances; has the exclusive right to use the Mark and has not granted any licence or other rights to any other person in respect of the Mark (other than to LA-NUR); and is entitled to assign all of its rights and interest in and to the Mark; and

     (i) To the best of the knowledge of LA-NUR, in manufacturing, packaging, marketing, promoting, distributing, offering for sale and/or selling the Product, NP will not infringe upon any Canadian patent, trademark or property right of any third person, existing as at the date hereof.

15. Representations and Warranties of NP. NP represents, warrants and covenants to LA-NUR, and acknowledges that LA-NUR is relying on such representations, warranties and covenants, the following:

     (a) this Agreement is a legal, valid and binding obligation of NP, enforceable against it in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other laws relating to or affecting the enforcement of creditors' rights generally and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

     (b) NP shall provide to its customers and honour such warranties in connection with the production and sale of the Product as are in place from time to time;

     (c) NP shall, at its sole cost and expense, take out and keep in force and effect, throughout the term of this Agreement and any renewal term thereof, product liability insurance on the Product in commercially reasonable amounts, fully protecting LA-NUR against loss or damage occurring in connection with the manufacturing and marketing of the Product;

     (d) in performing its obligations hereunder, NP shall comply with the applicable laws of the territory in which it conducts its activities in connection with the Product and shall indemnify and save harmless LA-NUR from any failure to comply;

     (e) NP agrees to indemnify and save harmless LA-NUR from and against all actions, causes of action, claims, suits and demand of whatsoever kind, in law or in equity, claimed, made or brought against LA-NUR arising out of or in any way connected with, the non-grant to Samsung of a right to manufacture the Product;

     (f) NP shall use its reasonable best efforts in distributing and selling the Product; and

     (g) NP agrees not to produce or distribute any other type of electronic muscle stimulator product designed for facial application during the term of this Agreement and any renewal term thereof.

16.  Limitation of Liability.

     (a) Notwithstanding any other provision of this Agreement, LA-NUR's entire liability to NP for damages from any cause, other than gross negligence or fraud, shall not exceed the amounts actually accrued in favour of LA-NUR from NP pursuant to this Agreement at the time that any such action was commenced.

     (b) Other than gross negligence or fraud, in no event shall LA-NUR be liable for special, indirect, incidental or consequential damages, including, without limitation, damages or loss to equipment, loss of profits or revenue, loss of goodwill, increased expenses of operation, cost of capital, or the claims of third parties, including, without limitation, product liability claims.

17.  Assignment.

     (a) LA-NUR shall not assign any of its rights or obligations hereunder without the prior written consent of NP, such consent not to be unreasonably withheld.

     (b) NP may, at any time and from time to time, assign all its rights and obligations under this Agreement to Mel Greenspoon, in Trust, who may, in turn, assign such rights and obligations to Windsor Acquisition Corp., a corporation incorporated under the laws of the Province of Ontario, and LA-NUR expressly accepts such assignment upon a written notice to that effect, provided that such entity or entities agree to become bound by the terms of this Agreement.

18.  Confidentiality.

     (a) The parties agree and acknowledge that all information relating to the Product is confidential information of LA-NUR and constitutes trade secrets of LA-NUR and NP shall keep confidential such information throughout the term of this Agreement and for a period of five (5) years thereafter.

     (b) The parties agree and acknowledge that all other information provided by each concerning its own business shall be considered confidential information and each party shall keep confidential such information throughout the term of this Agreement and for a period of five (5) years thereafter.

19. Notice. Any notice or other communications (a "Notice") required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or sent by registered mail, charges prepaid, addressed as follows:

     (a)  if to NP:

          1080 Tristar Drive
          Unit 14
          Mississauga, Ontario
          L5T 1P1

          Attention:          Mr. Nicholas Plessas
          Facsimile No:       (905) 564-3562

     (b)  if to LA-NUR:

          1606 Featherstone Drive
          Ottawa, Ontario
          K1H 6P2

          Attention:          Mrs. Rivqa Resnick
          Facsimile No.:      (613) 526-3481

     or at any such other address or addresses as may be given by any of them to the other in writing from time to time. Such Notice, if mailed, shall be deemed to have been given on the second business day (except Saturdays or Sundays) following such mailing, or if delivered personally or transmitted by facsimile, shall be deemed to have been given on the day of delivery or transmission, as the case may be, if a business day, or if not a business day, on the business day next following the day of delivery or transmission, as the case may be; provided that if such Notice shall have been mailed and if regular mail service shall be interrupted by strike or other irregularity before the deemed receipt of such Notice as aforesaid, then such Notice shall not be effective unless delivered or transmitted by facsimile.

20. Status of NP. The parties hereto acknowledge that NP is an independent contractor and nothing in this Agreement is intended to constitute LA-NUR as an agent, partner or joint venturer of NP. Subject to the specific controls which are necessary for LA-NUR to have over the operation of the business of NP in performance of this Agreement as provided herein, NP shall conduct its business in connection with the Product in its own discretion.

21.  General Contract Provisions.

     (a) The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

     (b) Unless otherwise indicated herein, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

     (c)  Time shall be of the essence of this Agreement.

     (d) No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

     (e) This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, commitments, conditions, representations, warranties and undertakings.

     (f) This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

     (g) This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (h) This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario.

     (i) The parties hereto agree that this Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of this Agreement bearing original signatures forthwith upon demand.

     (j) The parties agree that the U.N. Convention on Contracts for the International Sales of Goods (Vienna, 1980) shall not apply to this Agreement nor to any dispute or transaction arising out of this Agreement.

          IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.



Witness:

Nicholas Plessas, In Trust



LA-NUR INC.


Per: /S/ Rivqa Resnick, President